Exhibit 99.1

MAST THERAPEUTICS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Conference Call Scheduled for Thursday, August 13th at 8:30am ET / 5:30am PT

SAN DIEGO – August 12, 2015 – Mast Therapeutics, Inc. (NYSE MKT: MSTX), a clinical-stage biopharmaceutical company leveraging its molecular adhesion and sealant technology (MAST) platform to develop novel therapies for sickle cell disease, arterial disease and heart failure, today reported financial results for the quarter ended June 30, 2015.

“Our biggest priority in the second quarter of 2015 was continuing the enthusiasm and momentum for enrollment in EPIC, our Phase 3 trial of vepoloxamer, and we are pleased to reaffirm that we anticipate announcing top-line data in the first quarter of 2016.  During the second quarter we also initiated our EPIC extension study, EPIC-E, which we believe will enhance the quality of our New Drug Application for vepoloxamer in sickle cell disease by providing additional data on repeat exposures to vepoloxamer, as well as give our study investigators experience administering vepoloxamer to sickle cell patients in an unblinded manner. As we approach completion of the EPIC study, we continue to be excited about the potential for vepoloxamer, currently the most clinically-advanced new drug in development for patients with sickle cell disease, to be the first therapeutic approved for this rare disease in more than 17 years,” stated Brian M. Culley, Chief Executive Officer.

“We also continue to be enthusiastic about clinical progress we are making with our second asset, AIR001.  We are supporting ongoing Phase 2a studies of AIR001 in patients with heart failure with preserved ejection fraction (HFpEF) at two elite clinical institutions, and we continue to anticipate reporting preliminary data from one of those studies, a 30-patient, placebo-controlled trial, later this year,” continued Mr. Culley.

Second Quarter 2015 Operating Results

The Company’s net loss for the second quarter of 2015 was $10.2 million, or $0.06 per share (basic and diluted), compared to a net loss of $7.2 million, or $0.06 per share (basic and diluted), for the same period in 2014.

Research and development (R&D) expenses for the second quarter of 2015 were $7.7 million, an increase of $2.9 million, or 61%, compared to $4.8 million for the same period in 2014. The increase was due primarily to increases of $1.9 million in external nonclinical study fees and expenses, $0.8 million in external clinical study fees and expenses and $0.2 million in personnel expenses.

The $1.9 million increase in external nonclinical study fees and expenses was due primarily to a $1.7 million increase in research-related manufacturing costs for vepoloxamer and a $0.2 million increase in research-related manufacturing costs for AIR001. The $0.8 million increase in external clinical study fees and expenses was due primarily to an increase of $1.2 million in EPIC study costs, offset by a decrease of $0.4 million in AIR001 study costs.

Selling, general and administrative (SG&A) expenses of $2.4 million for the second quarter of 2015 were consistent with the same period in 2014.

Year-to-Date Financial Results

The Company’s net loss for the six months ended June 30, 2015 was $19.8 million, or $0.12 per share (basic and diluted), compared to a net loss of $13.5 million, or $0.12 per share (basic and diluted), for the same period in 2014.

R&D expenses for the six months ended June 30, 2015 were $13.8 million, an increase of $4.7 million, or 51%, compared to $9.1 million for the same period in 2014. The increase was due primarily to a $2.3 million increase in external nonclinical study fees and expenses, a $2.0 million increase in external clinical study fees and expenses and a $0.3 million increase in personnel costs.

The $2.3 million increase in external nonclinical study fees and expenses was due primarily to a $2.0 million increase in research-related manufacturing costs for vepoloxamer and a $0.3 million increase in research-related manufacturing costs for AIR001. The $2.0 million increase in external clinical study fees and expenses was due primarily to an increase of $2.5 million in EPIC study costs, offset by a decrease of $0.5 million in AIR001 study costs.

SG&A expenses for the six months ended June 30, 2015 were $6.0 million, an increase of $1.4 million, or 29%, compared to $4.6 million for the same period in 2014. This increase was due primarily to a $0.8 million increase in personnel costs and a $0.3 million increase in professional and consulting fees.

The Company recognized a $0.5 million bargain purchase gain during the six months ended June 30, 2014 associated with its acquisition of Aires, which was included in other income.

Balance Sheet Highlights

As of June 30, 2015, the Company had cash, cash equivalents and investment securities totaling $43.4 million. Stockholders’ equity amounted to $42.5 million as of June 30, 2015.

Investor Conference Call

The Company will hold a conference call tomorrow, August 13, 2015, at 8:30 a.m. ET / 5:30 a.m. PT to discuss its financial results for the second quarter of 2015 and provide a corporate update.  Interested parties may access the conference call by dialing (877) 870-4263 from the U.S. and (412) 317-0790 from outside the U.S. and should request the Mast Therapeutics, Inc. Corporate Update Call.  A live webcast of the conference call will be available online from the Investors section of Mast's website at http://www.masttherapeutics.com/investors/events/. Replays of the webcast will be available on the Company's website for 30 days and a telephone replay will be available through August 17, 2015 by dialing (877) 344-7529 from the U.S. and (412) 317-0088 from outside the U.S. and entering replay access code 10070769.

About Mast Therapeutics

Mast Therapeutics, Inc. is a publicly traded biopharmaceutical company headquartered in San Diego, California.  The Company is leveraging its MAST platform, derived from over two decades of clinical, nonclinical and manufacturing experience with purified and non-purified poloxamers, to develop vepoloxamer (MST-188), its lead product candidate, for serious or life-threatening diseases and conditions typically characterized by impaired microvascular blood flow and damaged cell membranes.  The Company is also developing AIR001, a sodium nitrite solution for inhalation via nebulizer, for the treatment of heart failure with preserved ejection fraction (HFpEF).

Vepoloxamer is an investigational new drug being tested in a pivotal Phase 3 study called EPIC for the treatment of vaso-occlusive crisis in patients with sickle cell disease.  The Company plans to initiate a Phase 2 study of vepoloxamer in chronic heart failure in the third quarter of this year and to pursue clinical development of vepoloxamer in stroke.  AIR001 is an investigational new drug being tested in multiple institution-sponsored Phase 2a studies in patients with HFpEF. More information can be found on the Company’s web site at www.masttherapeutics.com. (Twitter: @MastThera)

Mast Therapeutics™ and the corporate logo are trademarks of Mast Therapeutics, Inc.

Forward Looking Statements

Mast Therapeutics cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to prospects for successful development and commercialization of the Company’s investigational drugs, vepoloxamer and AIR001, and anticipated timing of achievement of development milestones, such as commencement and completion of clinical studies or regulatory activities, and of announcement of study data. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the uncertainty of outcomes in ongoing and future studies of the Company’s product candidates and the risk that its product candidates, including vepoloxamer, may not demonstrate adequate safety, efficacy or tolerability in one or more such studies, including EPIC; delays in the commencement or completion of clinical studies, including as a result of difficulties in obtaining regulatory agency agreement on clinical development plans or clinical study design, opening trial sites, enrolling study subjects, manufacturing sufficient quantities of clinical trial material, being subject to a “clinical hold,” and/or suspension or termination of a clinical study, including due to patient safety concerns or lack of funding; the potential for additional nonclinical or clinical studies to be required prior to initiation of a planned clinical study; the risk that, even if planned clinical studies are successful, the FDA or other regulatory agencies may determine they are not sufficient to support a new drug application; the potential that, even if clinical studies of a product candidate in one indication are successful, clinical studies in another indication may not be successful; the Company’s reliance on contract research organizations (CROs), contract manufacturing organizations (CMOs), and other third parties to assist in the conduct of important aspects of development of its product candidates, including clinical studies, manufacturing, and regulatory activities for its product candidates, and that such third parties may fail to perform as expected; the Company’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for the Company to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner its product candidates at inopportune times or pursue less expensive but higher-risk and/or lower return development paths if it is unable to raise sufficient additional capital as needed; the risk that, even if the Company successfully develops a product candidate in one or more indications, it may not realize commercial success and may never achieve profitability; the risk that the Company is not able to adequately protect its intellectual property rights and prevent competitors from duplicating or developing equivalent versions of its product candidates or that the use or manufacture of its products or product candidates infringe the proprietary rights of others; and other risks and uncertainties more fully described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Mast Therapeutics does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:

Mast Therapeutics

Ioana C. Hone (ir@mastthera.com)

858-552-0866 Ext. 303

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Mast Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2015	2014	2015	2014
Total net revenue	$—	$—	$—	$—

Operating expenses:
Research and development	7,734	4,820	13,776	9,101
Selling, general and administrative	2,410	2,370	5,988	4,636
Transaction-related expenses	—	(11)	—	269
Depreciation and amortization	37	23	67	35
Total operating expenses	10,181	7,202	19,831	14,041

Loss from operations	(10,181)	(7,202)	(19,831)	(14,041)

Interest and other income, net	30	50	64	518

Net loss	$(10,151)	$(7,152)	$(19,767)	$(13,523)

Net loss per share – basic and diluted	$(0.06)	$(0.06)	$(0.12)	$(0.12)

Weighted average shares – basic and diluted	162,128	115,587	160,801	110,350

Mast Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Cash, cash equivalents and investment securities	$43,379	$57,289

Working capital	33,953	49,965

Total assets	56,764	70,500

Total liabilities	14,229	11,842

Stockholders’ equity	42,535	58,658